Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined statement of operations and other data give effect to:

•	the merger, effective June 16, 2017, of Blue Merger Sub, Inc., a North Carolina corporation (“Merger Sub”) and a wholly owned subsidiary of Pinnacle Financial Partners, Inc., a Tennessee corporation (“Pinnacle”), with and into BNC Bancorp, a North Carolina corporation (“BNC”), with BNC remaining as the surviving entity and becoming a wholly owned subsidiary of Pinnacle (the “merger”), which was followed as soon as reasonably practicable by the merger of BNC with and into Pinnacle, with Pinnacle remaining as the surviving entity, in each case pursuant to the terms of the Agreement and Plan of Merger (the “merger agreement”) entered into on January 22, 2017 by and among Pinnacle, BNC and Merger Sub;

•	the sale by Pinnacle on January 27, 2017 of 3,220,000 shares of its common stock in a registered public offering and Pinnacle’s receipt of $191.2 million in estimated net proceeds, after deducting underwriting discounts and commissions and the estimated offering expenses payable by Pinnacle; and

•	the issuance of approximately 27.6 million shares of Pinnacle common stock to the shareholders of BNC in connection with the merger,

as if, in the case of the balance sheet data, the merger occurred as of March 31, 2017 and, in the case of the statement of operations data for the three months ended March 31, 2017 and the year ended December 31, 2016, the merger and the issuance of the shares of Pinnacle’s common stock in the offering occurred as of January 1, 2016.

The unaudited pro forma condensed combined statement of earnings and other data for the three months ended March 31, 2017 and the year ended December 31, 2016 combines the historical consolidated results of operations of Pinnacle with the historical consolidated results of operations of BNC for such period giving effect to the transactions described above as if those transactions had been completed as of January 1, 2016. The unaudited pro forma condensed combined balance sheet data as of March 31, 2017 combines the historical consolidated balance sheet of Pinnacle as of that date with the historical consolidated balance sheet of BNC as of that date and gives effect to the merger described above as if the merger had been completed as of that date. Pinnacle will account for the merger under the purchase method of accounting.

The pro forma financial data appearing below is presented for illustrative purposes only, is based upon a number of assumptions and estimates and is subject to uncertainties, and that data does not purport to be indicative of the actual results of operations or financial condition that would have occurred had the transactions described above in fact occurred on the dates indicated, nor does it purport to be indicative of the results of operations or financial condition that the combined company may achieve in the future.

The pro forma condensed combined financial data appearing below also does not consider any potential effects of changes in market conditions on revenues or expense efficiencies, among other factors. In addition, as explained in more detail in the accompanying notes, the preliminary allocation of the pro forma purchase price reflected in the pro forma condensed combined financial data is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon completion of the merger.

The unaudited pro forma condensed combined statement of operations data appearing below does not give pro forma effect to the following for any period prior to the applicable date the transaction was consummated:

•	Pinnacle and Pinnacle Bank’s subsequent investment in Bankers Healthcare Group, LLC which was consummated on March 1, 2016;

•	Pinnacle’s acquisition of Avenue Financial Holdings, Inc., which was consummated on July 1, 2016;

•	BNC’s acquisition of Southcoast Financial Corporation, which was consummated on June 17, 2016;

•	BNC’s acquisition of High Point Bank Corporation, which was consummated on November 1, 2016; or

•	Pinnacle’s issuance in a private placement of $120.0 million of subordinated notes due 2026 on November 16, 2016 and the use of approximately $57.0 million of the net proceeds from that offering to repay borrowings outstanding at that date under Pinnacle’s line of credit.

The pro forma financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Pinnacle’s historical financial statements and the notes thereto, in each case as included in Pinnacle’s Annual Report on Form 10-K for the fiscal year ended

December 31, 2016 and Pinnacle’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements of BNC and the notes thereto included in BNC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and BNC’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017.

As noted above, the merger will be accounted for using the purchase method of accounting. The total purchase price will be allocated to the tangible and intangible assets and liabilities acquired based on their respective fair values. The allocation of the purchase price reflected in the following pro forma financial statements is preliminary and is subject to adjustment upon receipt of, among other things, appraisals of some of the assets and liabilities of BNC.

	PNFP 3/31/2017	BNC 3/31/2017	Pro Forma Adjustments	Notes	Pro Forma 3/31/2017
Assets:
Cash and cash equivalents	$192,674	$294,287	$(23)	A	$486,938
Investment securities
Held to maturity	24,998	313,118	(2,757)	B	335,359
Available for sale	1,579,775	579,883	—		2,159,658
Loans, net of unearned income	8,642,032	5,620,867	(81,967)	C	14,180,932
Allowance for loan losses	(58,350)	(39,365)	39,365	D	(58,350)

Loans, net	8,583,682	5,581,502	(42,602)		14,122,582
Premises and equipment	97,004	170,530			267,534
Goodwill	550,349	234,769	937,788	E	1,722,906
Core Deposit and other intangibles	15,104	24,372	37,622	F	77,098
Other assets	681,014	376,881	(1,686)	G	1,056,209

Total assets	$11,724,600	$7,575,342	$928,342		$20,228,284

Liabilities and Shareholders’ Equity:
Deposits and securities sold under agreements to repurchase	$9,351,754	$6,381,359	—		$15,733,113
Advances from Federal Home Loan Bank	231,264	106,979	(858)	H	337,385
Subordinated debt and other borrowings	350,848	115,105	(8,549)	I	457,404
Accrued expenses and other liabilities	67,660	55,261	—		122,921

Total liabilities	10,001,526	6,658,704	(9,407)		16,650,823

Shareholders’ equity
Common stock and additional paid in capital	1,324,551	743,442	1,110,945	J	3,577,461
Retained earnings	413,701	169,738	(169,738)	K	413,701
Accumulated other comprehensive income	(15,178)	3,458	(3,458)	L	(15,178)

Total shareholders’ equity	$1,723,074	$916,638	$937,749		$3,470,600

Total liabilities and shareholders’ equity	$11,724,600	$7,575,342	$928,342		$20,228,284

	Pinnacle 3/31/2017	BNC 3/31/2017	Stock Issuance	Notes	BNC Pro Forma Adjustments 3/31/2017	Notes	Pro forma 3/31/2017
Statement of Operations Data:
Interest Income	$102,143	$70,171			$2,503	N	$174,817
Interest Expense	13,376	10,203			59	O	23,638

Net interest income	88,767	59,968			2,444		151,179
Provision for loan losses	3,651	1,222			—		4,873

Net interest income after provision for loan losses	85,116	58,746			2,444		146,306
Noninterest income	30,382	14,466			—		44,848
Noninterest expense	60,858	51,260			—		112,118
Amortization of intangible assets	1,196	1,538			1,303	P	4,037

Income before income taxes	53,444	20,414			1,141		74,999
Income taxes	13,791	5,983			448	Q	20,222

Net income	$39,653	$14,431			$693		$54,777

Per Share Data:
Earnings per share of common stock
Basic	$0.83	$0.28					$0.72
Diluted	$0.82	$0.28					$0.71
Weighted average common shares outstanding
Basic	48,022,342	52,209,933	966,000	M	27,552,192	R	76,540,534
Fully Diluted	48,517,920	52,356,697	966,000	M	27,552,192	R	77,036,112

	Pinnacle 12/31/2016	BNC 12/31/2016	Stock Issuance	Notes	BNC Pro Forma Adjustments 12/31/2016	Notes	Pro forma 12/31/2016
Statement of Operations Data:
Interest Income	363,609	$249,185			$12,918	N	$625,712
Interest Expense	38,615	36,021			238	O	74,874

Net interest income	324,994	213,164			12,680		550,838
Provision for loan losses	18,328	4,665			—		22,993

Net interest income after provision for loan losses	306,666	208,499			12,680		527,845
Noninterest income	121,003	38,484					159,487
Noninterest expense	232,004	152,211			—		384,215
Amortization on intangible assets	4,281	4,915			5,942	P	15,138

Income before income taxes	191,384	89,857			6,738		287,979
Income taxes	64,159	26,944			2,643	Q	93,746

Net income	$127,225	$62,913			$4,095		$194,233

Per Share Data:
Earnings per share of common stock
Basic	$2.96	$1.40					$2.63
Diluted	$2.91	$1.39					$2.61
Weighted average common shares outstanding
Basic	43,037,083	45,095,976	3,220,000	S	27,552,192	R
Diluted	43,731,992	45,184,911	3,220,000	S	27,552,192	R

Note 1—Basis of presentation

The pro forma condensed combined financial information and explanatory notes have been prepared to illustrate the effects of the merger under the acquisition method of accounting with Pinnacle treated as the acquirer. The pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of the period presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of the combined entities. Under the acquisition method of accounting, the assets and liabilities of BNC, as of the effective date of the merger, will be recorded by Pinnacle at their respective fair values and the excess of the merger consideration over the fair value of BNC’s net assets will be allocated to goodwill.

The merger, which was completed on June 16, 2017, provides for BNC common shareholders to receive 0.5235 shares of Pinnacle common stock (the “merger consideration”) for each share of BNC common stock they hold immediately prior to the effective time of the merger. Based on the closing sale price of shares of Pinnacle common stock on the Nasdaq Global Select Market (the “NASDAQ”) on June 15, 2017 of $67.25, the last trading day before the consummation of the merger, the value of the merger consideration per share of BNC common stock was $35.21.

The pro forma allocation of the purchase price reflected in the pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the merger is completed. Adjustments may include, but not be limited to, changes in (i) BNC’s balance sheet through the effective time of the merger; (ii) total merger-related expenses if consummation and/or implementation costs vary from currently estimated amounts; and (iii) the underlying values of assets and liabilities if market conditions differ from current assumptions.

The accounting policies of both Pinnacle and BNC are in the process of being reviewed in detail. Upon completion of such review, conforming adjustments or financial statement reclassification may be determined.

Note 2—Preliminary Purchase Price Allocation

The pro forma adjustments include the estimated purchase accounting entries to record the merger. The excess of the purchase price over the fair value of net assets acquired, net of deferred taxes, is allocated to goodwill. The fair values are estimated as of March 31, 2017. Estimated fair value adjustments included in the pro forma financial statements are based upon available information and certain assumptions considered reasonable, and may be revised as additional information becomes available.

Core deposit intangible assets of $62.0 million are included in the pro forma adjustments separate from goodwill and amortized using the sum-of-the-years-digits method over ten years. Actual amortization will be recorded on an accelerated basis which reflects the anticipated life of the underlying assets. Goodwill totaling $1.2 billion is included in the pro forma adjustments and is not subject to amortization.

The preliminary purchase price allocation is as follows:

(in thousands except per share amounts)
Pro Forma Purchase Price (1)
BNC shares outstanding (includes restricted stock awards and any restricted stock units that vested upon change in control)	52,631
Exchange ratio to Pinnacle shares	0.5235
Pinnacle shares issued	27,552
Issuance price	$67.25
Value of Pinnacle common stock issued	$1,852,885
Number of BNC stock options outstanding as of June 15, 2017	1
Weighted average exercise price	$11.00
Fair value of each option	$34.07
Fair value of acquired options	$23
BNC restricted stock awards that do not vest on change in control	261
Replacement awards issued to BNC associates	136
Fair value of replacement awards	$9,205

Fair value of replacement awards attributable to pre-combination service	$1,502

Total estimated consideration to be paid		$1,854,410

BNC Net Assets Estimated at Fair Value
Assets acquired:
Cash and short-term investments		294,287
Securities investments		890,244
Loans and leases		5,538,900
Other intangible assets		61,994
Other assets		545,725

Total assets acquired		7,331,150
Liabilities assumed:
Deposits		6,381,359
Advances from the FHLB		106,121
Subordinated debt and other borrowings		106,556
Accrued expenses and other liabilities		55,261

Total liabilities assumed		6,649,297

Net assets acquired		681,853

Preliminary pro forma goodwill		$1,172,557

(1)	Totals may not add up due to rounding.

Note 3—Pro forma adjustments

The following pro forma adjustments have been reflected in the pro forma condensed combined financial information. All taxable adjustments were calculated using a blended statutory effective tax rate of 39.23% to account for both federal and state tax obligations to arrive at deferred tax asset or liability adjustments. All adjustments are based on current assumptions and valuations, which are subject to change.

A	Adjustments to cash and short-term investments to reflect cash paid to redeem outstanding BNC common stock options of $23,000.

B	Adjustment to securities classified as held-to-maturity to reflect estimated fair value of acquired investment securities as of March 31, 2017.

C	Adjustment to net acquired loans to reflect incremental net estimated fair value adjustments. The net fair value adjustment for the loan portfolio reflects the reversal of the remaining loan mark of $43.5 million previously recorded by BNC and to record the estimated fair value adjustment of $125.5 million to be recorded by Pinnacle. The estimated fair value adjustment to be recorded by Pinnacle is composed of two components, the expected credit loss component, which amounts to an estimated $106.3 million, and the component that considers current interest rates and liquidity, which amounts to an estimated $19.2 million. The estimated fair value adjustment aggregates an estimated adjustment of 2.3% of the outstanding loan balance and is based upon the combined experience of both Pinnacle and BNC in prior acquisitions in which independent third party valuations were prepared using current market yields and discounted cash flow modeling for individual loans and pools of similar loans utilizing prepayment and default assumptions. For the purpose of the pro forma financial statements, the future accretion of the fair value adjustment will be recorded as a component of interest income utilizing an accelerated amortization method over an average loan life of approximately three years.

D	Elimination of BNC’s existing allowance for loan losses. Purchased loans in a business combination are recorded at estimated fair value on the purchase date and the carryover of the related allowance for loan losses is prohibited.

E	Adjustments to goodwill to eliminate BNC goodwill of $234.8 million at merger date and record estimated goodwill associated with the merger of $1.2 billion.

F	Adjustments to other intangible assets to eliminate BNC’s other intangible assets of $24.3 million and record an estimated core deposit intangible asset associated with the merger of $62.0 million.

G	Adjustment to deferred tax assets to reflect the effects of the fair value acquisition accounting adjustments.

H	Adjustment to debt to reflect estimated fair value of $858,000 of FHLB advances of BNC outstanding as of March 31, 2017.

I	Adjustment to debt to reflect estimated fair value of $8.5 million of long term debt of BNC outstanding as of March 31, 2017.

J	Adjustment to remove BNC common stock and additional paid in capital and to record the issuance in connection with the merger of 27,552,192 shares of Pinnacle common stock to BNC common shareholders of $27.6 million par value and additional paid in capital of $1.8 billion.

K	Adjustment to eliminate BNC retained earnings.

L	Adjustments to eliminate remaining BNC accumulated other comprehensive income balances of $3.5 million.

M	Adjustments to weighted-average shares of Pinnacle common stock outstanding to record 966,000 of the 3,220,000 shares of Pinnacle common stock issued on January 27, 2017.

N	Reflects the income statement impact of the adjustments described in Note C above. Net adjustments to interest income of $2.6 million and $12.9 million for the three months ended March 31, 2017 and the year ended December 31, 2016, respectively, to eliminate BNC amortization of premiums and accretion of discounts on previously acquired loans of $5.1 million and $17.8 million, respectively, and record estimated amortization of premiums and accretion of discounts on acquired loans of $7.7 million and $30.1 million, respectively, and held-to-maturity securities of $148,000 and $590,000, respectively.

O	Reflects incremental interest expense of $59,000 for the three months ended March 31, 2017 and $238,000 for the year ended December 31, 2016, related to the fair value adjustments on the FHLB advances, trust preferred securities and subordinated debt issuances of BNC acquired by Pinnacle.

P	Net adjustments to noninterest expense of $1.3 million for the three months ended March 31, 2017 and $5.9 million for the year ended December 31, 2016 to eliminate BNC amortization expense on other intangible assets and record estimated amortization of acquired other intangible assets. See Note 2 for additional information regarding Pinnacle’s amortization of acquired other intangible assets.

Q	Adjustment to income tax expense to record the income tax effects of pro forma adjustments at the estimated combined statutory federal and state tax rate of 39.23%.

R	Adjustments to weighted-average shares of BNC common stock outstanding to eliminate weighted-average shares of BNC common stock outstanding and to record 27,552,192 shares of Pinnacle common stock issued in connection with the merger calculated using the 0.5235 exchange ratio.

S	Adjustments to weighted average shares of Pinnacle common stock outstanding to record 3,220,000 shares of Pinnacle common stock issued on January 27, 2017.

Note 4—Merger integration costs

Merger- and integration-related costs are not included in the pro forma condensed combined financial data income since they will be recorded in the combined results of income as they are incurred prior to, or after completion of, the merger and are not indicative of what the historical results of the combined company would have been had the companies been actually combined during the periods presented. Merger- and integration-related costs expected to be incurred resulting from the merger include financial, legal and advisory fees, software termination expenses and lease termination expenses, and are estimated to be $100.1 million pretax; $63.3 million of which is estimated to be incurred at the closing of the merger by BNC. None of these estimated merger- and integration-related charges had been incurred as of March 31, 2017.